Exhibit 99.4

LETTER TO CLIENTS OF BROKERS, DEALERS,

COMMERCIAL BANKS, TRUST COMPANIES, AND OTHER NOMINEES

Offer To Exchange

Public Warrants to Acquire Shares of Class A Common Stock

of

NERDY INC.

for

Shares of Class A Common Stock of Nerdy Inc.

and Consent Solicitation

THE OFFER AND CONSENT SOLICITATION (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON SEPTEMBER 25, 2023 OR SUCH LATER TIME AND DATE TO WHICH WE MAY EXTEND. THE PUBLIC WARRANTS (AS DEFINED BELOW) OF THE COMPANY TENDERED PURSUANT TO THE OFFER AND CONSENT SOLICITATION MAY BE WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW). CONSENTS MAY BE REVOKED ONLY BY WITHDRAWING THE TENDER OF THE RELATED PUBLIC WARRANTS AND THE WITHDRAWAL OF ANY PUBLIC WARRANTS WILL AUTOMATICALLY CONSTITUTE A REVOCATION OF THE RELATED CONSENTS.

August 21, 2023

To Our Clients:

Enclosed for your consideration are the Prospectus/Offer to Exchange dated August 21, 2023 (the “Prospectus/Offer to Exchange”), and the related Letter of Transmittal and Consent (the “Letter of Transmittal and Consent”), which together set forth in an offer by Nerdy Inc., a Delaware corporation (the “Company,” “we,” “our” and “us”), to each holder of the Company’s Public Warrants (“Public Warrant Holder”) to receive 0.250 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”) in exchange for each Public Warrant (as defined below) of the Company tendered by the Public Warrant Holder and exchanged pursuant to the offer (the “Offer”). The Offer is made solely upon the terms and conditions in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent. The Offer will expire at one minute after 11:59 p.m., Eastern Time, on September 25, 2023, or such later time and date to which the Company may extend the Offer. The period during which the Offer is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period,” and the date and time at which the Offer Period ends is referred to as the “Expiration Date”. Defined terms used but not defined in this letter shall have the meanings given to them in the accompanying Prospectus/Offer to Exchange.

The Offer is being made to the holders of the Company’s Public Warrants, consisting of the warrants sold as part of the units in TPG Pace Tech Opportunities Corp.’s (“TPG Pace”) initial public offering on October 6, 2020 (“IPO”) (whether they were purchased in the IPO or thereafter in the open market) (the “IPO Public Warrants”) and the warrants sold pursuant to those certain forward purchase agreements in connection with the IPO (the “Forward Purchase Warrants”, together with the IPO Public Warrants, collectively referred to herein as the “Public Warrants”). Each Public Warrant entitles the holder to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment. The IPO Public Warrants are listed on The New York Stock Exchange (“NYSE”) under the symbol “NRDY-WT.” As of August 14, 2023, an aggregate of 12,000,000 Public Warrants were outstanding, consisting of 9,000,000 IPO Public Warrants and 3,000,000 Forward Purchase Warrants. Pursuant to the Offer, the Company is offering up to an aggregate of 3,000,000 shares of Class A Common Stock in exchange for all of the Public Warrants.

Each holder whose Public Warrants are exchanged pursuant to the Offer will receive 0.250 of shares of Class A Common Stock for each Public Warrant tendered by such holder and exchanged. Any Public Warrant Holder that participates in the Offer may tender fewer than all of its Public Warrants for exchange.

No fractional shares of Class A Common Stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Public Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Class A Common Stock on NYSE on the last trading day of the Offer Period. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Public Warrants.

Concurrently with the Offer, the Company is also soliciting consents (the “Consent Solicitation”) from holders of the Public Warrants to amend that certain Warrant Agreement, dated as of October 9, 2020 (the “Warrant Agreement”), by and between the Company (formerly known as TPG Pace Tech Opportunities Corp.) and Continental Stock Transfer & Trust Company, with respect to any amendment to the terms of the Public Warrants, to require that each Public Warrant that is outstanding upon the closing of the Offer be exchanged into 0.225 shares of Class A Common Stock, which is a ratio 10% less than the exchange ratio applicable to the Offer (the “Public Warrant Amendment”). Pursuant to the terms of the Warrant Agreement, amendments with respect to the Public Warrants, including the proposed Public Warrant Amendment, require the vote or written consent of holders of at least 50% of the number of the then outstanding Public Warrants, which consent has already been obtained.

Parties representing approximately 58% of the Public Warrants have agreed to tender their Public Warrants in the Offer and to consent to the Public Warrant Amendment in the Consent Solicitation pursuant to tender and support agreements with us (each, a “Tender and Support Agreement”). Accordingly, if the other conditions described in the Prospectus/Offer to Exchange are satisfied or waived, then the Public Warrant Amendment will be adopted.

Holders of the Public Warrants may not consent to the Public Warrant Amendment without tendering the Public Warrants in the Offer and holders may not tender such Public Warrants without consenting to the Public Warrant Amendment. The consent to the Public Warrant Amendment is a part of the Letter of Transmittal and Consent relating to the Public Warrants, and therefore by tendering the Public Warrants for exchange holders will be delivering to us their consent. Holders of Public Warrants may revoke consent at any time prior to the Expiration Date by withdrawing the Public Warrants holders have tendered in the Offer.

We reserve the right to redeem any of the Public Warrants, as applicable, pursuant to their then current terms at any time, including prior to the completion of the Offer and Consent Solicitation. If the Public Warrant Amendment is approved, the exchange of all outstanding Public Warrants for shares of Class A Common Stock as provided in the Public Warrant Amendment, is intended to occur concurrently with the closing of the Offer.

THE OFFER AND CONSENT SOLICITATION IS NOT MADE TO THOSE HOLDERS WHO RESIDE IN STATES OR OTHER JURISDICTIONS WHERE AN OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL.

Please follow the instructions in this document and the related documents, including the accompanying Letter of Transmittal and Consent, to cause your Public Warrants to be tendered for exchange pursuant to the Offer and provide consent to the Public Warrant Amendment.

On the terms and subject to the conditions of the Offer, the Company will allow the exchange of all Public Warrants properly tendered before the Expiration Date and not properly withdrawn, at an exchange rate of 0.250 shares of Class A Common Stock for each Public Warrant so tendered.

We are the owner of record of Public Warrants held for your account. As such, only we can exchange and tender your Public Warrants, and then only pursuant to your instructions. We are sending you the Letter of Transmittal and Consent for your information only; you cannot use it to exchange and tender Public Warrants we hold for your account, nor to provide consent to the Public Warrant Amendment.

Please instruct us as to whether you wish us to tender for exchange any or all of the Public Warrants we hold for your account, on the terms and subject to the conditions of the Offer.

Please note the following:

1.	Your Public Warrants may be exchanged at the exchange rate of 0.250 shares of Class A Common Stock for every one of your Public Warrants properly tendered for exchange.

2.

The Offer is made solely upon the terms and conditions set forth in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent. In particular, please see “The Offer and Consent Solicitation - General Terms - Conditions to the Offer and Consent Solicitation” in the Prospectus/Offer to Exchange.

3.

By tendering your Public Warrants for exchange you are concurrently consenting to the Public Warrant Amendment. You may not consent to the Public Warrant Amendment without tendering your Public Warrants in the Offer and you may not tender your Public Warrants without consenting to the Public Warrant Amendment.

4.	The Offer and withdrawal rights will expire at one minute after 11:59 p.m., Eastern Time, on September 25, 2023, or such later time and date to which the Company may extend.

If you wish to have us tender any or all of your Public Warrants for exchange pursuant to the Offer and Consent Solicitation, please so instruct us by completing, executing, detaching, and returning to us the attached Instructions Form. If you authorize us to tender your Public Warrants, we will tender for exchange all of your Public Warrants unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date. Please note that the Offer and withdrawal rights will expire at one minute after 11:59 p.m., Eastern Time, on September 25, 2023, or such later time and date to which the Company may extend.

The board of directors of the Company has approved the Offer and Consent Solicitation. However, neither the Company nor any of its management, its board of directors, the dealer manager and solicitation agent, the information agent, or the exchange agent for the Offer is making any recommendation as to whether holders of Public Warrants should tender Public Warrants for exchange in the Offer and Consent Solicitation. The Company has not authorized any person to make any recommendation. You should carefully evaluate all information included or incorporated by reference in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent, and should consult your own investment and tax advisors. You must decide whether to have your Public Warrants exchanged and, if so, how many Public Warrants to have exchanged. In doing so, you should read carefully the information included or incorporated by reference in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent.

Instructions Form

Offer To Exchange

Public Warrants to Acquire Shares of Class A Common Stock

of

NERDY INC.

for

Shares of Class A Common Stock of Nerdy Inc.

and Consent Solicitation

The undersigned acknowledges receipt of your letter and the enclosed Prospectus/Offer to Exchange dated August 21, 2023 (the “Prospectus/Offer to Exchange”), and the related Letter of Transmittal and Consent (the “Letter of Transmittal and Consent”), which together set forth the offer by Nerdy Inc. (the “Company”) to each holder of the Company’s warrants (“Public Warrant Holder”) to receive 0.250 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) in exchange for each Public Warrant (as defined below) of the Company tendered by the Public Warrant Holder and exchanged pursuant to the offer (the “Offer”). The Offer is being made to the holders of the Company’s Public Warrants, consisting of the warrants sold as part of the units in TPG Pace Tech Opportunities Corp.’s (“TPG Pace”) initial public offering on October 6, 2020 (“IPO”) (whether they were purchased in the IPO or thereafter in the open market) (the “IPO Public Warrants”) and the warrants sold pursuant to those certain forward purchase agreements in connection with the IPO (the “Forward Purchase Warrants”, together with the IPO Public Warrants, collectively referred to herein as the “Public Warrants”). Each Public Warrant entitles the holder to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment.

The undersigned hereby instructs you to tender for exchange the number of Public Warrants indicated below or, if no number is indicated, all Public Warrants you hold for the account of the undersigned, on the terms and subject to the conditions set forth in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent.

By participating in the Offer, the undersigned acknowledges that: (i) the Offer and Consent Solicitation are made only upon the terms and conditions in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent; (ii) upon and subject to the terms and conditions set forth in the Prospectus/Offer to Exchange and the Letter of Transmittal and Consent, Public Warrants properly tendered and accepted and not validly withdrawn constitutes the undersigned’s validly delivered consent to the Public Warrant Amendment; (iii) the Offer will expire at one minute after 11:59 p.m., Eastern Time, on September 25, 2023, or such later time and date to which the Company may extend (the period during which the Offer is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period”); (iv) the Offer is established voluntarily by the Company, it is discretionary in nature, and it may be extended, modified, suspended or terminated by the Company as provided in the Prospectus/Offer to Exchange; (v) the undersigned is voluntarily participating in the Offer and is aware of the conditions of the Offer; (vi) the future value of the shares of the Public Warrants and the Class A Common Stock is unknown and cannot be predicted with certainty; (vii) the undersigned has received and read the Prospectus/Offer to Exchange and the Letter of Transmittal and Consent; (viii) regardless of any action that the Company takes with respect to any or all income/capital gains tax, social security or insurance, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Public Warrants, the undersigned acknowledges that the ultimate liability for all Tax Items is and remains the responsibility solely of the undersigned, (ix) the undersigned assigns and transfers to, or upon the order of, the Company, all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of the undersigned’s status as a holder of, such Public Warrants, (x) the undersigned waives any and all rights with respect to such Public Warrants and (xi) releases and discharges the Company from any and all claims the undersigned may have now, or may have in the future, arising out of or related to such Public Warrants. In that regard, the undersigned authorizes the Company to withhold all applicable Tax Items legally payable by the undersigned.

(continued on following page)

Number of Public Warrants to be exchanged by you for the account of the undersigned:

* No fractional shares of Class A Common Stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any Public Warrant Holder that would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Class A Common Stock on NYSE on the last trading day of the Offer Period. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Public Warrants. See “The Offer and Consent Solicitation—General Terms”.

** Unless otherwise indicated it will be assumed that all Public Warrants held by us for your account are to be exchanged.

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